                                                                  EXHIBIT (10.5)


                             EMPLOYMENT AGREEMENT

                               BARRY A. BIRNBACH


                                          December 6, 1984

Dear Barry:

     The terms of your employment with Rowe Furniture Corporation (the "Company") have required you to dedicate your entire working time, skill, attention and best efforts to the business of the Company. In consideration of your services to the Company and your continuing to dedicate your entire working time, skill, attention and best efforts to the business of the Company and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company agrees that if your employment is terminated solely for the convenience of the Company, without cause or any other reason related to your job performance, the Company will pay you upon such termination, a sum equal to your annual base compensation on the date thereof for a period of two (2) years or until you reach normal retirement age under the Company's Profit Sharing and Retirement Fund Plan, whichever is earlier (payable monthly or in a present-valued lump sum at the Company's option) as a termination payment.

     If your termination is for an infraction of Company rules or a violation of your employment agreement with the Company not amounting to cause (as defined below), the Company will pay you upon termination a sum equal to your annual base compensation of the date thereof for a period of six (6) months or until normal retirement age under the Company's Profit Sharing and Retirement Fund Plan, whichever is earlier, payable as set forth above.

     If your termination is for cause, the Company will have the right to terminate you without incurring any liability for subsequent compensation or benefits. Cause is defined as intoxication, drug abuse or addiction, theft, fraud, breach of fiduciary duty, conviction of a criminal offense other than a misdemeanor, dishonesty in the course of employment, or the deliberate failure to perform your employment duties.

     Notwithstanding the foregoing, the Company's obligation to make termination payments will be reduced by the amount of any compensation you receive from a new employer following termination by this Company. You agree to use your best efforts to seek employment following termination by this Company.

     The President of the Company will have the sole and exclusive authority to determine whether you were terminated for the sole convenience of the Company or for an infraction not amounting to cause, and you agree that his determination will be binding upon you and Company with respect to your termination payment. In the event you are terminated for cause, you will have the right to contest the grounds for such termination in accordance with the Company's regular procedures and practices then in effect.

     In the event of permanent disability, termination will be based on such disability and your rights shall be determined under the Company's disability program then in effect.

     Termination payment will be in addition to any other payments required under the Company's regular practices then in effect, and any other payments required by law.

                                          Very truly yours,

                                          ROWE FURNITURE CORPORATION



                                          By: /s/ Gerald M. Birnbach
                                             --------------------------------
                                              Gerald M. Birnbach, President


Accepted:



  /s/ Barry A. Birnbach
-------------------------
Barry A. Birnbach

Date:  12-6-84
     -------------